Exhibit 16


Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K/A dated August 9, 2005 of Mass Megawatts Wind Power, Inc. regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01 of Form 8-K/A.

Sincerely,



Pender Newkirk & Company
Certified Public Accountants
Tampa, Florida
August 9, 2005